Exhibit 99.1
Wellman, Inc.
Debtor-in-Possession
Analysis of Financial Statements for DIP Compliance
July 2008
An analysis of the July 2008 operating results of Wellman, Inc. and subsidiaries (also referred to as “Wellman”, “we”, “our” and “us”) are presented below. Wellman, Inc. and certain subsidiaries filed for bankruptcy protection under the provisions of Chapter 11 on February 22, 2008. References to pre-petition and post-petition amounts are with respect to the February 22, 2008 filing date. In addition, reference to full year 2008 operating results reflects pre-petition and post-petition results.
Consolidated Statement of Operations
The $5.5 million decrease in gross profit (from a profit of $0.5 million in June to a loss of $5.0 million in July) was primarily attributable to a decrease in the gross profit of the chemical-based segment. In July, the chemical-based segment’s sales volumes decreased by approximately 24.0 million pounds due primarily to liquidity constraints. We recorded a lower of cost or market reserve of approximately $3.0 million in July due to raw material costs reaching the highest levels of the year and then declining in early August. The remaining decrease in gross profit in July is principally due to unabsorbed costs resulting from lower production, including the shutdowns of certain fiber lines. As a result of the above items, we reported an operating loss of $7.4 million in July, compared to a $1.7 million operating loss in June. Interest expense was $1.2 million in July and $1.0 million in June. Interest expense was calculated only on the amount borrowed under our Debtor-in-Possession Credit Agreement (the “DIP Facility”). Reorganization costs, which consisted primarily of legal fees related to the Chapter 11 filing, increased to $3.9 million in July, compared to $2.4 million in June. As a result, our net loss was $12.5 million in July, compared to $5.1 million for June 2008.
Consolidated Balance Sheet
Our current assets decreased by approximately $31 million, primarily as a result of lower accounts receivable (which resulted from lower sales volume) and inventory, all as a result of a plan to lower debt and maintain liquidity. The balance sheet at July 31, 2008, reflected $116.9 million in borrowings under the DIP Facility. This is $21.7 million lower than the comparable net amount in June.
Consolidated Statement of Cash Flows
Net cash flows from operations were $20.7 million, which is lower than the $26 million provided by operations in June, as a result of a higher net loss. This resulted in debt repayments of $21.7 million in July and $57.2 million for June and July. We paid $2.0 million and $2.7 million in July and June, respectively, for reorganization items.

Other
Our cumulative EBITDA, as defined, through July 31, 2008, was lower than the amount specified in the covenants of our DIP Facility. We have obtained a waiver of this covenant through August 29, 2008. We expect that the DIP Lenders will provide us with additional waivers as needed provided we continue to make satisfactory progress towards consummating a plan of reorganization and maintain sufficient collateral coverage.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	July	June
	2008	2008
Net Sales	$86.2	$101.5

Cost of Sales	91.2	101.0

Gross Profit (Loss)	(5.0)	0.5

Selling, General and Administrative Expenses	2.4	2.2

Other (Income) Loss	0.0	0.0

Operating Income (Loss)	(7.4)	(1.7)

Interest Expense, Net*	1.2	1.0

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	(8.6)	(2.7)

Reorganization Items, Net	3.9	2.4

Earnings (Loss) from Continuing Operations Before Income Taxes	(12.5)	(5.1)

Income Tax Expense (Benefit)	0.0	0.0

Earnings (Loss) from Continuing Operations	(12.5)	(5.1)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	0.0

Net Earnings (Loss)	($12.5)	($5.1)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.4 for July and $3.3 for June. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	For the Month Ended		For the Year-to-Date
	July		Period Ended July
	2008	2007	2008	2007
Net Sales	$86.2	$85.1	$607.3	$704.3

Cost of Sales	91.2	84.5	601.1	691.9

Gross Profit (Loss)	(5.0)	0.6	6.3	12.4

Selling, General and Administrative Expenses	2.4	3.9	19.2	25.6

Other (Income) Loss	0.0	0.0	(0.2)	(7.9)

Operating Income (Loss)	(7.4)	(3.3)	(12.7)	(5.3)

Interest Expense, Net*	1.2	5.6	15.2	36.0

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	(8.6)	(8.9)	(27.9)	(41.3)

Reorganization Items, Net	3.9	0.0	18.1	0.0

Earnings (Loss) from Continuing Operations Before Income Taxes	(12.5)	(8.9)	(46.0)	(41.3)

Income Tax Expense (Benefit)	0.0	0.0	0.0	(0.2)

Earnings (Loss) from Continuing Operations	(12.5)	(8.9)	(46.0)	(41.1)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	2.1	0.0	(1.4)

Net Earnings (Loss)	($12.5)	($6.8)	($46.0)	($42.5)

*	- Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.4 for the month of July and $17.7 year-to-date after Feb 22, 2008. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	July 31,	June 30,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$1.4	$2.6
Accounts receivable	130.1	151.0
Inventories	73.7	81.5
Prepaid expenses and other current assets	27.4	28.8
Current assets held for sale	—	—

Total current assets	232.6	263.9

Property, plant and equipment:
Land, buildings and improvements	90.4	90.4
Machinery and equipment	339.9	339.7
CIP	4.6	4.7

	434.9	434.8
Less accumulated depreciation	198.6	197.8

Net property, plant and equipment	236.3	237.0

Other assets	11.6	11.5
Noncurrent assets held for sale	—	—

Total Assets	$480.5	$512.4

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$0.5	$1.2
Accrued liabilities	23.8	21.5
Debtor in possession credit agreement	116.9	138.6
Other debt	—	—
Current liabilities associated with assets held for sale	—	—

Total current liabilities	141.2	161.3

Liabilities subject to compromise	531.9	531.5

Long-term debt	—	—
Deferred income taxes and other noncurrent liabilities	37.8	37.7
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	710.9	730.5

Stockholders’ Deficit:
Common stock	—	—
Preferred stock	185.7	185.7
Paid-in capital	248.5	248.3
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	—
Accumulated deficit	(620.0)	(607.5)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(230.4)	(218.1)

	$480.5	$512.4

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	July 31,	July 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$1.4	$—
Accounts receivable	130.1	165.1
Inventories	73.7	115.5
Prepaid expenses and other current assets	27.4	33.5
Current assets held for sale	—	—

Total current assets	232.6	314.1

Property, plant and equipment:
Land, buildings and improvements	90.4	83.8
Machinery and equipment	339.9	951.8
CIP	4.6	13.0

	434.9	1,048.6
Less accumulated depreciation	198.6	512.4

Net property, plant and equipment	236.3	536.2

Other assets	11.6	46.0
Noncurrent assets held for sale	—	—

Total Assets	$480.5	$896.3

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$0.5	$65.2
Accrued liabilities	23.8	34.6
Debtor in possession credit agreement	116.9	—
Other debt	—	0.3
Current liabilities associated with assets held for sale	—	—

Total current liabilities	141.2	100.1

Liabilities subject to compromise	531.9	—

Long-term debt	—	588.3
Deferred income taxes and other noncurrent liabilities	37.8	72.2
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	710.9	760.6

Stockholders’ Deficit:
Common stock	—	0.0
Preferred stock	185.7	176.7
Paid-in capital	248.5	248.0
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	0.1
Accumulated deficit	(620.0)	(244.5)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(230.4)	135.7

	$480.5	$896.3

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
(in millions)

	July	June
	2008	2008
Cash flow from operating activities:
Net earnings (loss)	($12.5)	($5.1)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	0.0
Depreciation	1.0	1.1
Amortization	1.4	1.4
Amortization in interest expense	0.6	0.4
Deferred taxes on income	0.0	0.0
Reorganization Items	3.9	2.4
Payment of reorganization items	(2.0)	(2.7)
Gain on sale of assets	0.0	0.0
Changes in assets and liabilities:
Accounts receivable	20.9	6.0
Inventories	7.8	21.1
Prepaid expenses and other current assets	(0.5)	6.2
Other assets	(0.1)	(0.4)
Accounts payable and accrued liabilities	0.2	(5.0)
Other liabilities	(0.0)	0.6
Other	0.0	0.0

Net cash provided (used) by operating activities	20.7	26.0

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.2)	(0.3)
Proceeds from sale of assets	0.0	(0.0)

Net cash used by investing activities	(0.2)	(0.3)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	(21.7)	(35.5)
Dividends paid on common stock	0.0	0.0
Debt and equity issuance costs	0.0	(0.6)

Net cash provided (used) by financing activities	(21.7)	(36.1)

Discontinued Operations:
Operating activities	0.0	0.0
Investing activities	0.0	0.0
Financing activities	0.0	0.0

Net cash provided (used) by discontinued operations	0.0	0.0

Increase (decrease) in cash and cash equivalents	(1.2)	(10.4)
Cash and cash equivalents at beginning of period	2.6	13.0

Cash and cash equivalents at end of period	$1.4	$2.6

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
July Fiscal Period
(in millions)

	For the Month		For the YTD Period
	Ended July		Ended July
	2008	2007	2008	2007
Cash flow from operating activities:
Net earnings (loss)	($12.5)	($6.8)	($46.0)	($42.5)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	(2.1)	0.0	1.3
Depreciation	1.0	2.8	7.8	26.3
Amortization	1.4	1.6	9.6	9.9
Amortization in interest expense	0.6	0.2	2.2	2.4
Deferred taxes on income	0.0	1.2	0.1	0.9
Johnsonville fibers disposal costs	0.0	0.0	0.0	(1.0)
Payments made against Jville fiber disposal costs	0.0	0.0	0.0	(2.2)
Reorganization Items	3.9	0.0	18.1	0.0
Payment of reorganization items	(2.0)	0.0	(11.9)	0.0
Gain on sale of assets	0.0	0.0	(0.2)	0.0
Changes in assets and liabilities:
Accounts receivable	20.9	(8.9)	(1.1)	(1.8)
Inventories	7.8	0.3	23.2	(0.1)
Prepaid expenses and other current assets	(0.5)	0.0	(7.6)	1.1
Other assets	(0.1)	0.6	(1.2)	0.6
Accounts payable and accrued liabilities	0.2	(12.3)	4.9	(16.6)
Other liabilities	0.0	1.3	(1.4)	(3.2)
Other	0.0	(0.3)	0.0	0.5

Net cash provided (used) by operating activities	20.7	(22.4)	(3.5)	(24.4)

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.2)	(1.2)	(2.4)	(6.3)
Proceeds from sale of assets	0.0	0.0	0.3	0.0

Net cash used by investing activities	(0.2)	(1.2)	(2.1)	(6.3)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	(21.7)	(9.4)	11.7	12.2
Dividends paid on common stock	0.0	0.0	0.0	(1.3)
Debt and equity issuance costs	0.0	0.0	(4.7)	0.0

Net cash provided (used) by financing activities	(21.7)	(9.4)	7.0	10.9

Discontinued Operations:
Operating activities	0.0	43.1	0.0	34.2
Investing activities	0.0	(7.3)	0.0	(10.4)
Financing activities	0.0	(2.8)	0.0	(4.0)

Net cash provided (used) by discontinued operations	0.0	33.0	0.0	19.8

Increase (decrease) in cash and cash equivalents	(1.2)	0.0	1.4	0.0
Cash and cash equivalents at beginning of period	2.6	0.0	0.0	0.0

Cash and cash equivalents at end of period	$1.4	$0.0	$1.4	$0.0

Wellman, Inc.
EBITDAR, as defined
     We have provided a non-GAAP measure, “EBITDAR, as defined,” because our DIP Credit Agreement uses this measurement as a key component. In accordance with our DIP Credit Agreement, we must maintain a minimum cumulative EBITDAR (cumulative monthly commencing March 1, 2008, and rolling into trailing twelve months) tested as of the last day of the applicable month, with a report due on the fifteenth day after the end of each month, commencing with the first full month following the Petition Date. We believe it is also an important measurement tool for (1) financial institutions that provide us with capital; (2) investors; and (3) our Board and management. In each instance, we used EBITDAR, as defined because it excluded items that are not expected to impact the long-term cash flow of the businesses and are not an indication of our ongoing operating performance. In addition, EBITDAR, as defined is a measure frequently used to value an enterprise and to enable investors to analyze the efficiency of our operations and to compare and/or rank use with other companies of differing capital structures.Our Board of Directors, CEO (our chief operating decision maker), and our senior management use EBITDAR, as defined to evaluate the operating performance of our segments and determine incentive compensation for employees throughout the organization. EBITDAR, as defined, under the DIP Credit Agreement is calculated by adding Earnings (loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges and non-recurring fees, cash charges, and other cash expenses made or incurred in connection with entering into the DIP Credit Agreement.
     The following table reconciles Loss from continuing operations to EBITDAR, as defined for each month and the seven months ending July 31, 2008.

								Year-to-
	January	February	March	April	May	June	July	Date
	2008	2008	2008	2008	2008	2008	2008	July 2008

Loss from Continuing Operations	$(5,038)	$(15,276)	$(2,388)	$(4,670)	$(1,083)	$(5,138)	$(12,452)	$(46,045)
Income Tax Expense (Benefit)	—	—	—	—	—	—	—	—
Interest Expense, Net	4,675	5,505	925	903	999	1,065	1,166	15,238
Depreciation & Amortization	2,530	2,441	2,493	2,615	2,393	2,551	2,430	17,453

Permitted Adjustments:
Reorganization Items	—	3,349	2,798	3,098	2,583	2,390	3,877	18,095
Inventory Reserves	310	802	27	1,130	—	27	3,530	5,826
Claims Accrual Non-cash	—	—	—	—	353	—	—	353
Uncollectible Accounts	144	—	65	—	—	599	62	870
Hurricane Katrina Costs	—	63	—	—	—	—	—	63
Sale of Jville Assets	—	—	48	(232)	—	19	—	(165)
Environmental Reserve	—	—	—	—	—	615	—	615

Total permitted adjustments	454	4,214	2,938	3,996	2,936	3,650	7,469	25,657

EBITDAR, as defined	$2,621	$(3,116)	$3,968	$2,844	$5,245	$2,128	$(1,387)	$12,303

     Despite the importance of EBITDAR, as defined, we recognize that this non-GAAP financial measure does not replace the presentation of our GAAP financial results and are not intended to represent cash flows or an alternative to net earnings (loss). The EBITDAR, as defined information we provide is simply supplemental information and an additional measurement tool to assist our management and certain investors in analyzing our performance.

In re Wellman, Inc., et al.
Case No. 08-10595 (SMB)
Reporting Period: July 1 — July 31, 2008
Cash Disbursements by Petitioning Entity

July 1 - July 31,
Petitioning Entities	Case Number:	2008
Wellman, Inc.	081-08-10595	$89,290,934
Fiber Industries, Inc.	081-08-10607	—
Wellman of Mississippi, Inc.	081-08-10605	—
PTA Resources LLC	081-08-10596	—
Prince, Inc.	081-08-10604	34
ALG, Inc.	081-08-10599	34
Wellman Fibres Ltd.	081-08-10598	—
MRF, Inc.	081-08-10600	—
Warehouse Associates Inc.	081-08-10601	—
MED Resins, Inc.	081-08-10602	—
Carpet Recycling of Georgia Inc.	081-08-10603	—
Josdav, Inc.	081-08-10606	—

$89,291,002